UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2025

Monogram Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41707	81-3777260
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3919 Todd Lane, Austin, TX 78744

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (512) 399-2656

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MGRM	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On July 11, 2025, Monogram Technologies Inc. (“Monogram” or the “Company”), a Delaware corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zimmer Biomet Holdings, Inc. (“Parent”), a Delaware corporation, and Honey Badger Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent. Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of the Company’s common stock, par value $0.001 per share (“Company common stock”), each outstanding share of the Company’s 8.00% Series D Convertible Cumulative Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), and each outstanding share of the Company’s Series E Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock” and together with the Series D Preferred Stock, the “Company preferred stock”), other than shares owned by the Company, Parent, Merger Sub or any of their respective subsidiaries (which shares will be canceled) and shares with respect to which any appraisal rights are properly exercised and not withdrawn under Delaware law, will automatically be converted into the right to receive (A) in the case of each share of Company common stock, an amount equal to (i) $4.04 per share (the “Cash Amount”) without interest and subject to applicable withholding taxes, plus (ii) one contractual contingent value right pursuant to the CVR Agreement (as defined and described below, a “CVR”) (together with the Cash Amount, the “Merger Consideration”), (B) in the case of each share of Series D Preferred Stock, an amount equal to $2.25 per share, in cash, without interest and subject to applicable withholding taxes and (C) in the case of each share of Series E Preferred Stock, an amount equal to $100.00 per share, in cash, without interest and subject to applicable withholding taxes.

At or prior to the Effective Time, Parent and a rights agent will enter into the Contingent Value Rights Agreement in the form attached as Exhibit B to the Merger Agreement (the “CVR Agreement”).

In addition, at the Effective Time, each stock option to purchase shares of Company common stock (each, a “stock option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested, will be canceled, with the holder thereof becoming entitled to receive, with respect to each share of Company common stock underlying the vested portion of such stock option (determined after taking into account any vesting acceleration in connection with the Merger), (i) an amount in cash, without interest, equal to the excess, if any, of (A) the Cash Amount over (B) the exercise price payable per share of Company common stock underlying such stock option, and (ii) one CVR, in each case subject to applicable withholding taxes. Notwithstanding the foregoing, if the exercise price per share of Company common stock of such stock option is equal to or greater than the Cash Amount but less than the sum of the Cash Amount and the maximum Milestone Payments (as defined in the CVR Agreement) in respect of one CVR, such stock option will be canceled without any cash payment, and converted into the right to receive solely, in full satisfaction of the rights of such holder with respect thereto, for each share of Company common stock underlying such stock option, one CVR (where the amount payable pursuant to the CVR Agreement, if any, shall be reduced by the portion of such stock option’s per share exercise price that exceeds the Cash Amount).

The consummation of the Merger is subject to certain closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company common stock (the “Stockholder Approval”), (ii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (iii) the absence of any legal restraints that have the effect of preventing the consummation of the Merger. Additionally, Parent’s and Merger Sub’s obligations to consummate the Merger are subject to the absence of a Material Adverse Effect (as defined in the Merger Agreement) on the Company having occurred since the date of the Merger Agreement. Moreover, each party’s obligations to consummate the Merger are subject to certain other conditions, including the accuracy of the other party’s representations and warranties in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance in all material respects with its obligations under the Merger Agreement. Consummation of the Merger is not subject to a financing condition.

Following the Effective Time, the Company’s securities will be delisted from the Nasdaq Stock Market and deregistered under the Securities of Exchange Act of 1934, as amended.

The Merger Agreement contains customary representations and warranties of each of Parent, the Company and Merger Sub relating to their respective businesses and certain matters related to the Merger Agreement. The Merger Agreement contains certain covenants, including covenants providing (i) for each of the parties to use reasonable best efforts to cause the transactions under the Merger Agreement to be consummated, (ii) for the Company to use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and completion of the Merger, including using commercially reasonable efforts to preserve intact is material assets, material business relationships and keep available the services of its current employees (other than terminations for cause or voluntary resignations), and (iii) for the Company not to engage in certain kinds of transactions during that period without Parent’s consent.

The Merger Agreement obligates the Company to abide by customary “no-shop” restrictions on its ability to solicit alternative takeover proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding alternative acquisition proposals. Notwithstanding this obligation, prior to the receipt of the Stockholder Approval, if the Company receives an unsolicited alternative acquisition proposal that the Company’s Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) constitutes a Superior Offer (as defined in the Merger Agreement and summarized below) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may under certain circumstances furnish information to and engage in discussions or negotiations with the third party making such alternative takeover proposal. A “Superior Offer” generally is any bona fide written acquisition proposal to acquire 50% or more of the outstanding shares of Company common stock or of the assets of the Company and the Company’s subsidiaries, which proposal did not result from a breach of the “no-shop” restrictions and, in the good faith determination of the Company’s Board of Directors (after consultation with the Company’s outside legal counsel and financial advisor), is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable from a financial point of view to the Company’s stockholders than the transactions under the Merger Agreement, taking into account changes to the Merger Agreement proposed by Parent in response thereto. Prior to the Company entering into a written definitive agreement for, or effecting a change in recommendation of the Company’s Board of Directors in connection with, a Superior Offer, the Company must provide Parent with advance written notice of its intention to do so and Parent will generally have four business days (or, in the case of material amendments to such Superior Offer, three business days) after receipt of such notice to negotiate with the Company to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Company’s Board of Directors not to enter into such a definitive agreement or change its recommendation.

The Merger Agreement contains certain customary termination rights for the Company and Parent, including a right to terminate the Merger Agreement if the Merger is not completed by January 11, 2026 (as such date may be extended to April 11, 2026, pursuant to the terms of the Merger Agreement, the “End Date”). The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, including, among others, the Company’s termination of the Merger Agreement to enter into a definitive agreement for a Superior Offer or following a change in recommendation of the Company’s Board of Directors, the Company will be obligated to pay Parent a termination fee of $11 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations and warranties of the parties contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations and warranties (i) have been made only for purposes of the Merger Agreement, (ii) are be subject to limits or exceptions agreed upon by the contracting parties, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or other specific dates and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Contingent Value Rights Agreement

At or immediately prior to the Effective Time, Parent and a rights agent will enter into the CVR Agreement, governing the terms of the CVRs to be received by the Company’s common stockholders. The CVRs are not transferable except in accordance with the terms of the CVR Agreement, will not be evidenced by a certificate or other instrument and will not be registered or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Company, Parent, Merger Sub or any of their affiliates.

Each CVR represents the right to receive, subject to the achievement of certain milestone payment triggers, a cash payment of $1.04 per CVR for the First Milestone, $1.08 per CVR for the Second Milestone, up to $3.41 per CVR for the Third Milestone, up to $3.41 per CVR for the Fourth Milestone and up to $3.43 per CVR for the Fifth Milestone (as defined in the CVR Agreement, respectively). The cash payment and milestone trigger for each of the foregoing Milestones (as defined in the CVR Agreement) is detailed in the CVR Agreement, with no payment being payable if the Milestone is not attained during the applicable period, provided, however, with regard to the each of the Third, Fourth, and Fifth Milestones partial payments of each Milestone may be triggered based upon certain break points, with the break points and partial payment percentages set forth in the CVR Agreement. The applicable milestone payment trigger conditions are as follows:

Milestone	Milestone Trigger	Milestone Payment	Milestone Expiration
First Milestone	Completion of a proof-of-concept demonstration of its robotic system for unicompartmental (partial) knee arthroplasty, which shall be made available to Parent’s designated executives; provided, however, that such demonstration shall be made available during the period beginning on January 1, 2026 and ending on the later of (a) January 31, 2026 or (b) 30 days after the Closing Date.	$1.04 per CVR	Later of (a) January 31, 2026 and (b) 30 days after the Closing Date
Second Milestone	The grant by the FDA of 510(k) clearance of the Company’s fully autonomous robotic system for use with Parent Implants, as evidenced by receipt of a formal clearance letter from FDA indicating that the system has been found to be “substantially equivalent” to a predicate device and that the Company may proceed with marketing of the system in the U.S.	$1.08 per CVR	December 31, 2027
Third Milestone	The achievement of Gross Revenue between January 1, 2028 and December 31, 2028 that is at least equal to $156,000,000.	$3.41 per CVR	December 31, 2028
Fourth Milestone	The achievement of Gross Revenue between January 1, 2029 and December 31, 2029 that is at least equal to $381,000,000.	$3.41 per CVR	December 31, 2029
Fifth Milestone	The achievement of Gross Revenue between January 1, 2030 and December 31, 2030 that is at least equal to $609,000,000.	$3.43 per CVR	December 31, 2030

There can be no assurance that any of the Milestones will be achieved during the relevant period, and that the resulting milestone payments will occur.

The foregoing description of the CVR Agreement is not complete and is qualified in its entirety by reference to the Form of CVR Agreement, which is attached as Exhibit B to the Merger Agreement in Exhibit 2.1, and is incorporated herein by reference.

Voting Agreement

On July 11, 2025, concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into a voting agreement (the “Voting Agreement”) with certain stockholders of the Company (collectively, the “Stockholders”), pursuant to which, among other things, each Stockholder agreed to vote all of his or its shares of Company common stock and shares of Company preferred stock beneficially owned (i) in favor of the adoption and approval of the Merger Agreement and approval of the Merger, (ii) against any takeover proposal from a third party and (iii) against any other action that is intended or would reasonably be expected to materially impede, interfere with or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

The Voting Agreement will terminate upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) a modification or amendment to the Merger Agreement, without the consent of the Stockholders, that reduces the amount, changes the form or otherwise adversely affects the consideration payable to any of the Stockholders under the Merger Agreement, and (iv) the mutual consent of the parties.

The foregoing description of the Voting Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the form of Voting Agreement, a copy of which is filed as Exhibit 99.1 hereto and the terms of which are incorporated herein by reference.

Loan Agreement

On July 11, 2025, concurrently with the execution of the Merger Agreement, the Company and Zimmer, Inc., a wholly-owned subsidiary of Parent (the “Lender”) entered into a delayed draw loan agreement (the “Loan Agreement”), pursuant to which, among other things, at the Company's request, the Lender will lend to the Company an amount of up to $15 million (each such loan a “Loan” and collectively, the “Loans”), subject to conditions specified in the Loan Agreement in the event the Merger is not consummated during the period from December 1, 2025 to the End Date (as defined in the Merger Agreement).

Unless earlier prepaid pursuant to the terms of the Loan Agreement, the unpaid principal amount of Loans, any accrued and unpaid interest in respect of the Loans and all other amounts payable under the Loan Agreement or under any of the other Debt Agreements (as defined in the Loan Agreement) shall be immediately due and payable on the maturity date, December 1, 2027.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by reference to the form of Loan Agreement, a copy of which is filed as Exhibit 10.1 hereto and the terms of which are incorporated herein by reference.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Monogram, which involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. Forward-looking statements in this release include, among other things, statements about the potential benefits of the proposed transaction; anticipated accretion and growth rates; plans, objectives, beliefs, expectations and intentions of the board of directors of Monogram and Monogram management; the financial condition, results of operations and business of Monogram; the possibility that the milestones associated with the contingent value rights are achieved in part or at all; and the anticipated timing of closing of the proposed transaction.

These forward-looking statements are based on certain assumptions and analyses made by Monogram in light of Monogram’s experience and Monogram’s perception of historical trends, current conditions and expected future developments, as well as other factors Monogram believes are appropriate in the circumstances. These forward-looking statements also are based on the current expectations and beliefs of the management of Monogram and are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, among other things, (i) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to whether the stockholders of Monogram will approve the proposed transaction and the possibility that the proposed transaction does not close; (ii) risks related to the possibility that competing offers or acquisition proposals for Monogram will be made; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including in circumstances which would require Monogram to pay a termination fee; (iv) risks related to the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (v) the risk that the business will not be integrated successfully; (vi) risks relating to changing demand for Monogram’s existing products; (vii) risks relating to the achievement, in part or at all, of the revenue and other milestones necessary for the payment of any contingent value rights; (viii) disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers, independent sales representatives, agents or agencies, and Monogram’s ability to attract, motivate or retain key executives, employees and other associates; (ix) risks related to the proposed transaction diverting Monogram’s management’s attention from ongoing business operations; (x) negative effects of the announcement of the Merger or the consummation of the proposed transaction on the market price of Monogram’s common stock and on Monogram’s operating results; (xi) significant transaction costs; (xii) unknown liabilities; (xiii) the risk of litigation, including shareholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the proposed transaction; and (xiv) (A) other risks and uncertainties discussed in Monogram’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q (in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such Annual Reports and Quarterly Reports), and (B) other risk factors identified from time to time in other filings with the U.S. Securities and Exchange Commission (the “SEC”). Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Monogram undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law, and expressly disclaims any obligation to revise or update any forward-looking statement to reflect future events or circumstances.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Monogram intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to Monogram’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF MONOGRAM ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ALL RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (if and when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on Monogram’s website at www.monogramtechnologies.com. In addition, the proxy statement and other documents may be obtained free of charge by directing a request to Monogram Technologies Inc., 3913 Todd Lane, Austin, TX 78744, Attention: Board Chairman, or call us at (512) 399-2656.

Participants in the Solicitation

Monogram and its directors and executive officers and other members of management and employees, under SEC rules, may be deemed participants in the solicitation of proxies from the stockholders of Monogram in connection with the proposed transaction. Information regarding Monogram’s directors and executive officers can be found in Monogram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on March 12, 2025. These documents are available free of charge at the SEC’s web site at www.sec.gov and on Monogram’s website at www.monogramtechnologies.com. Additional information regarding the interest of Monogram’s participants in the solicitation of Monogram’s stockholders, which may, in some cases, be different than those of Monogram’s stockholders generally, will be set forth in the proxy statement related to the proposed transaction described above and other relevant materials to be filed with the SEC if and when they become available.

Item 7.01 Regulation FD Disclosure

On July 14, 2025, Company and Parent issued a joint press release announcing that they have entered into the Merger Agreement, the CVR Agreement, the Voting Agreements and related transactions.

The foregoing disclosure is qualified in its entirety by the full text of the press release.

A copy of the press release is attached as Exhibit 99.2, and is hereby incorporated by reference into this Item 7.01. The information contained in this Current Report on Form 8-K, including Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except to the extent expressly stated in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated July 11, 2025, by and among Zimmer Biomet Holdings, Inc., Honey Badger Merger Sub, Inc. and Monogram Technologies Inc.
10.1*	Loan Agreement, dated July 11, by and between Monogram Technologies Inc. and Zimmer, Inc.
99.1*	Voting Agreement, dated July 11, 2025, by and among Zimmer Biomet Holdings, Inc., Honey Badger Merger Sub, Inc. and certain stockholders of Monogram Technologies Inc.
99.2	Joint Press Release dated July 14, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONOGRAM TECHNOLOGIES INC.

Dated: July 14, 2025	/s/ Benjamin Sexson
Benjamin Sexson
Chief Executive Officer